As filed with the Securities and Exchange Commission on April 24, 2000
                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------
                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                                 ZIFF-DAVIS INC.
             (Exact name of Registrant as specified in its charter)

             NEW YORK                                    13-3987754
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                                        LAUREN BONFIELD
      28 EAST 28TH STREET                               ZIFF-DAVIS INC.
    NEW YORK, NEW YORK 10016                          28 EAST 28TH STREET
         (212) 503-3500                            NEW YORK, NEW YORK 10016
(Address, including zip code,                           (212) 503-3500
 and telephone number, including              (Name, address, including zip code
 area code, of Registrant's                    and telephone number, including
 principal executive offices)                  area code, of agent for service)

                                ----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times as may be determined by the selling shareholders after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THIS REGISTRATION STATEMENT INCLUDES A PROSPECTUS COVERING SHARES REGISTERED PURSUANT TO REGISTRATION STATEMENT NUMBERS 333-84555, 333-89597 AND 333-30964.


                         CALCULATION OF REGISTRATION FEE
======================================================================================================================
              TITLE OF                      AMOUNT         PROPOSED MAXIMUM      PROPOSED MAXIMUM          AMOUNT
              SHARES TO                      TO BE          AGGREGATE PRICE     AGGREGATE OFFERING     OF REGISTRATION
            BE REGISTERED                REGISTERED(1)       PER SHARE(2)          PRICE (1)(2)            FEE(3)
----------------------------------------------------------------------------------------------------------------------
Ziff-Davis Inc. -- ZDNet
Common Stock, par value $0.01
per share......................          318,441 shares      $11 54/64            $3,771,535             $995.69
======================================================================================================================

     (1) Excludes shares being carried over from prior registration statements. See Note (3) below.
     (2) Estimated in accordance with Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee (based on the average of the high and low prices per Ziff-Davis Inc.-ZDNet Common Stock as reported on the New York Stock Exchange ("NYSE") on April 24, 2000).
     (3) Pursuant to Rule 429 under the Securities Act, 1,180,173, 180,000 and 186,046 shares (less any shares already sold) are being carried forward from registration statement numbers 333-84555, 333-89597 and 333-30964, respectively, and are included as securities available for sale under the prospectus filed herewith. An aggregate filing fee of $9,312.53 was previously paid in connection with those registration statements.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

===============================================================================

TEXT OF RED HERRING
-------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
April [o], 2000

                                 ZIFF-DAVIS INC.

                      318,441 SHARES OF ZDNET COMMON STOCK

                           (PAR VALUE $0.01 PER SHARE)

         Various selling stockholders named later in this prospectus may be offering up to 318,441 shares of ZDNet common stock for sale from time to time. Ziff-Davis will not receive any of the proceeds from these sales.

         The selling stockholders have informed us that they propose to offer these shares in several different ways, including through brokers in ordinary brokerage transactions or to underwriters or dealers in negotiated transactions. The selling stockholders may offer their shares at various prices, including:

         o    at prevailing market prices,

         o    at prices related to prevailing market prices or

         o    at negotiated prices.

         ZDNet common stock trades on the New York Stock Exchange under the symbol "ZDZ." On April [o], 2000, the closing price reported on the New York Stock Exchange was $[o] per share.

         INVESTMENT IN THE SHARES INVOLVES SIGNIFICANT RISKS. YOU SHOULD READ THE INFORMATION UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 TO LEARN ABOUT SOME FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES.

-------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ADEQUATE OR ACCURATE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.
-------------------------------------------------------------------------------


                  THE DATE OF THE PROSPECTUS IS APRIL [O], 2000

                                TABLE OF CONTENTS

                                                                           PAGE

Ziff-Davis Inc..............................................................  3
Recent Developments.........................................................  3
Risk Factors................................................................  5
Where You Can Find More Information......................................... 16
The Selling Stockholders.................................................... 18
Plan of Distribution........................................................ 20
Use of Proceeds............................................................. 22
Cautionary Statement Regarding Forward-Looking Statements................... 22
Validity of Common Stock.................................................... 22
Experts..................................................................... 22

                                 ZIFF-DAVIS INC.

      Ziff-Davis is a leading media and marketing company focused on computing and Internet-related technologies. Through our ZDNet division, which we call "ZDNet," we provide online content and other Internet-related services. Through our ZD division, which we call "ZD," we are or have been engaged in the print publishing, trade shows and conferences, education and television businesses.

      We currently have two series of common stock, ZDNet common stock (NYSE:ZDZ), which we call "ZDNet stock," and ZD common stock (NYSE:ZD), which we call "ZD stock." Each of these series is what is commonly referred to as a "tracking stock." ZDNet stock is intended to track the performance of ZDNet and ZD common stock is intended to track the performance of ZD. In addition to the ZD businesses referred to above, ZD has a retained interest in ZDNet which is currently the equivalent of 60 million shares of ZDNet stock.

      The mailing address of our principal executive offices is 28 East 28th Street, New York, New York 10016. Our telephone number is (212) 503-3500.

                               RECENT DEVELOPMENTS

      We are in the process of disposing of substantially all of our ZD businesses and repaying all of our debt as part of a comprehensive restructuring described in our proxy statement dated February 7, 2000 (our "Proxy Statement") and our annual report on Form 10-K for the year ended December 31, 1999 (our "1999 Form 10-K"). We have already completed the sale of ZD Market Intelligence, ZD Education (excluding Smart Planet), ZD Publishing (excluding Computer Shopper and our investment in Red Herring Communications) and our equity interest in ZDTV. In addition, we announced on March 7, 2000 that we intend to recapitalize and spin off our ZD Events group to the holders of ZD stock.

         As part of the restructuring, we intend to eliminate our tracking stock structure and make ZDNet a standalone independent Internet company. We will accomplish this by merging Ziff-Davis with a newly formed subsidiary so that all current holders of our ZD stock and ZDNet stock will hold their investments through a single class of ordinary common stock. We will rename the surviving company ZDNet Inc.

         The restructuring transactions referred to above and the risks related thereto are described in more detail in our Proxy Statement and our 1999 Form 10-K, each of which we incorporate herein by reference.

                                  RISK FACTORS

-------------------------------------------------------------------------------
You should carefully consider the risk factors described below, as well as the other information included or incorporated by reference in this prospectus, before buying shares of ZDNet stock.
-------------------------------------------------------------------------------


RISK FACTORS RELATING TO THE RESTRUCTURING

THE RECAPITALIZATION AND SPIN-OFF OF ZD EVENTS MAY NOT OCCUR AS CONTEMPLATED.

         We cannot assure you that we will be able to complete our planned recapitalization and spin-off of ZD Events. If we cannot, we may not be able to retire our remaining debt and make ZDNet a standalone independent Internet company as planned. This may adversely affect the value of the ZDNet stock.

THE EXCHANGE RATIO MAY BE MORE OR LESS THAN OUR EXAMPLE.

         Each share of ZDNet stock will convert into a fixed number of shares of our common stock in the merger that will eliminate our tracking stock structure. The exact exchange ratio will depend upon three factors that are not yet known and as a result we are unable to tell you now what it will be. These three factors are:

      o the value of the remaining ZD assets in excess of the cash set aside to cover the ZD liabilities, as determined by our board of directors,

      o the market price of ZDNet stock on the date those assets are transferred from ZD to ZDNet, and

      o the number of options to acquire ZD stock or ZDNet stock that are exercised prior to the merger.

         We have included an example of how we will calculate the exchange ratio in our Proxy Statement which is based on certain assumptions with respect to these three factors. This example, which results in an exchange ratio of about 1.77, is included for illustrative purposes only. The actual exchange ratio may differ significantly from this example and may even fall outside the range set forth in the stockholder's letter that appears on the front cover of our Proxy Statement.

THE AMOUNT WE LEAVE BEHIND TO COVER ZD LIABILITIES MAY BE DIFFERENT FROM THE AMOUNT ACTUALLY NEEDED.

         We will determine the amount that we will leave behind to cover actual or contingent ZD liabilities based on the advice of management and our financial and legal advisors, as contemplated under "Proposal 1--The Restructuring of Ziff Davis--Repayment of ZD Debt and Provision for Other ZD Liabilities" in our Proxy Statement. Since contingent liabilities are inherently uncertain, it is possible that the amount we leave behind will turn out to be significantly more or less than the amount actually needed to cover these liabilities. In that case, holders of ZDNet stock would end up with significantly more or less value than they would otherwise have, and holders of ZD stock would correspondingly end up with significantly less or more value than they would otherwise have.

THE RESTRUCTURING INVOLVES TRANSACTIONS THAT MIGHT CREATE CONFLICTS OF INTEREST.

         The restructuring involves transactions and issues that might create conflicts or the appearance of conflicts between the interests of the holders of ZD stock and the holders of ZDNet stock or between Softbank (our controlling stockholder) and other stockholders. These transactions and issues include:

      o the terms of the content license arrangements between ZDNet and the buyer of our publishing business,

      o   the valuation of the assets being transferred from ZD to ZDNet, and

      o the valuation of any actual or potential ZD liabilities that will be provided for.

In order to address these potential conflicts of interest, we created a special committee of our board of directors to review these issues and make recommendations to the full board. Our board of directors has followed the recommendations of the special committee to date and expects to continue to do so in the future.

THE SALE OF ZD'S BUSINESSES MAY ADVERSELY AFFECT ZDNET'S FUTURE BUSINESS.

         It is possible that the sale of ZD's businesses as part of the restructuring may adversely affect ZDNet's future business in a number of ways, including the following:

      o ZDNet will no longer be able to leverage the ZD brand and cross-market across all of ZD's platforms.

      o ZDNet has historically relied on content that it licenses from ZD Publishing on an exclusive basis online. Under the agreement for the sale of ZD Publishing, ZDNet has retained the rights to this content online for only five years and those rights will remain exclusive to ZDNet for only three years. After the three year exclusivity period expires, the buyer of ZD Publishing will be free to use the content to compete with ZDNet on the Internet, and after four years the buyer will be free to license it to other online competitors.

      o The buyer of ZD Publishing has acquired the "Ziff-Davis" brand name and has received a license for the "ZD" brand name, in each case, for use in print publishing and its future actions may adversely affect the ZD brand.

      o As a standalone company, ZDNet's costs of services may increase significantly due to the loss of certain large volume discounts or other special pricing arrangements it previously received as a division of Ziff-Davis.

WE HAVE ONLY OPERATED AS A STANDALONE COMPANY SINCE MAY 1998, AND A SIGNIFICANT PART OF OUR INFRASTRUCTURE MAY BE TRANSFERRED ALONG WITH THE BUSINESSES BEING SOLD AS PART OF THE RESTRUCTURING.

         We have only operated as a standalone company since May 1998. In addition, a significant part of our infrastructure may be transferred along with the businesses being sold as part of the restructuring. Our success will depend on our continued ability to manage the company with the resources available to us.

ZDNET MAY BE UNABLE TO OBTAIN ADDITIONAL FINANCING ON REASONABLE TERMS.

         As mentioned in a number of the risk factors described below, ZDNet will need access to additional financing in order to be successful. Because the company will be considerably smaller and less diversified after the restructuring, it may be difficult for it to obtain additional financing on reasonable terms. If this is the case, ZDNet's future financial position and results of operations may be adversely affected.

OTHER RISK FACTORS

ZDNET HAS AN EXTREMELY LIMITED OPERATING HISTORY AND A HISTORY OF NET LOSSES AND THERE IS NO ASSURANCE ZDNET WILL REPORT NET INCOME IN THE FUTURE.

      ZDNet, which will constitute the major business of the company after the restructuring, has an extremely limited operating history and an investor must consider the risks, expenses and difficulties frequently encountered by such companies, particularly in the new and rapidly evolving market for Internet products, content and services. We cannot assure you that ZDNet will be successful in addressing such risks. Although ZDNet has experienced revenue growth in recent periods, we cannot assure you that ZDNet's revenue will continue to grow or continue at its current level.

      ZDNet has incurred significant net losses in the past ($21.2 million in 1997 and $7.9 million in 1998). Although ZDNet had historical net income of $1.9 million in 1999, on a pro forma basis (calculated as if the restructuring had been completed at January 1, 1999) the company would have had a loss from continuing operations of $10.1 million. For more information regarding these historical and pro forma losses, see our 1999 Form 10-K and our current report on Form 8-K/A filed on April 19, 1999 (our "Form 8-K/A") incorporated herein by reference. We cannot assure you that we will report net income in the future.

WE CANNOT ACCURATELY PREDICT ZDNET'S FUTURE REVENUE.

      As a result of the evolving nature of the Internet and ZDNet's limited operating history, we cannot accurately forecast ZDNet's revenue. Current and future expense levels are based principally on estimated future revenue and are to a large extent fixed. Accordingly, ZDNet may be unable to adjust spending to compensate for any unexpected revenue shortfall. If ZDNet's actual revenue is less than its estimated revenue, this could have an immediate material adverse effect on ZDNet's profits and liquidity.

ZDNET'S QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND ARE NOT RELIABLE INDICATORS OF ITS FUTURE PERFORMANCE.

      ZDNet's quarterly operating results may fluctuate significantly because of a variety of factors, many of which are outside our control, including:

      o overall usage levels of the Internet and of ZDNet's sites in particular,

      o   demand for Internet advertising and the loss of advertisers,

      o   seasonal trends in Internet use and advertising,

      o   the amount and timing of ZDNet's capital expenditures,

      o costs relating to the expansion of ZDNet's operations and the introduction of new sites and services,

      o   price competition or pricing changes in Internet advertising, and

      o   costs relating to technical difficulties or system downtime.

      We believe Internet advertising typically slows in the first quarter of the year. Historically, ZDNet has experienced lower advertising and lower revenue in the first quarter of each year as compared to the fourth of the prior year. Seasonality and cyclicality in the level of Internet advertising expenditures generally could become more pronounced in the future as the Internet becomes more accepted as an advertising vehicle. If a large number of ZDNet's advertisers do not advertise in a given quarter or if advertising revenue is deferred, ZDNet's revenue in that quarter could be substantially reduced. This would have a material adverse effect on ZDNet's operating results and could impair its business in future periods. Quarterly comparisons of ZDNet's results of operations are not reliable and you should not rely on them as an indication of ZDNet's future performance. For additional information about the seasonality of ZDNet's revenue, see "ZDNet Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our 1999 Form 10-K.

ZDNET'S FUTURE REVENUE IS DEPENDENT ON THE GROWTH OF INTERNET USE AND THE ACCEPTANCE OF THE INTERNET AS AN ADVERTISING AND COMMERCE MEDIUM.

      ZDNet's future revenue will depend largely on the widespread acceptance and use of the Internet as an information source and as an advertising and commerce vehicle. Rapid growth in Internet use is a recent trend and market acceptance of the Internet as an advertising and commercial medium is highly uncertain.

      The Internet may not be accepted as a viable advertising and commerce medium for distribution of information and engaging in commerce for a number of reasons, including:

      o   inadequate development of the network infrastructure,

      o   inadequate development of enabling technologies,

      o   insufficient commercial support for Internet advertising,

      o   concerns about privacy and security among users, and

      o lack of widely accepted standards for measuring the effectiveness of advertising on the Internet.

ZDNET DEPENDS ON ADVERTISING AS A PRINCIPAL SOURCE OF ITS REVENUE.

      ZDNet derived 86% of its revenue in 1998 and 93% of its revenue in 1999 from the sale of advertising on its Internet sites and we expect that advertising revenue will continue to be the principal source of ZDNet's revenue in the foreseeable future. Most of ZDNet's advertising contracts are either short-term arrangements and/or can be terminated by the advertiser at any time with little notice. We cannot assure you that ZDNet will be able to retain current advertisers or obtain new advertising contracts.

      ZDNet's ability to generate advertising revenue will depend on several factors, including:

      o   the continued development of the Internet as an advertising medium,

      o   the pricing of advertising on other Internet sites,

      o   the amount of traffic on ZDNet's network of sites,

      o   pricing pressure, delays and new product launches,

      o ZDNet's ability to achieve, demonstrate and maintain attractive user demographics, and

      o ZDNet's ability to develop and retain a skilled advertising sales force.

ZDNET IS INCREASINGLY DEPENDENT ON, AND RECEIVES A SIGNIFICANT PERCENTAGE OF ITS REVENUE FROM, A LIMITED NUMBER OF ADVERTISERS.

      A relatively small number of advertisers contribute a significant percentage of ZDNet's consolidated revenue. ZDNet's top 20 advertising customers accounted for approximately 47% of its advertising revenue in 1998 and approximately 35% of its advertising revenue in the first nine months of 1999. These advertising clients, and its other advertising clients, may not continue to use ZDNet's services to the same extent, or at all, in the future. A significant reduction in advertising by one or more of ZDNet's largest advertisers would have a material adverse effect on ZDNet's profits and liquidity.

ZDNET DEPENDS ON ARRANGEMENTS WITH THIRD PARTIES FOR INTERNET TRAFFIC TO ITS SITES AND ZDNET'S FAILURE TO MAINTAIN THESE ARRANGEMENTS WITH THIRD PARTIES COULD ADVERSELY AFFECT ITS BUSINESS.

      ZDNet's ability to advertise on and maintain links from other Internet sites is an important element to its success. Traffic originating from links existing on other Internet sites (particularly search engines, directories and other navigational tools managed by Internet service providers and Web browser companies), is an important segment of the overall traffic on ZDNet's Internet sites. ZDNet has special linking arrangements to generate additional traffic with Yahoo!, AltaVista, Go.com, Lycos and iVillage which are either short-term contracts and/or can be terminated with little notice. There is intense competition for these types of linking arrangements. We cannot assure you that these arrangements will be maintained or that advertising or links will continue to be available on reasonable commercial terms or at all.

ZDNET DEPENDS ON LICENSED TECHNOLOGY FROM THIRD PARTIES AND ZDNET'S FAILURE TO MAINTAIN THESE ARRANGEMENTS WITH THIRD PARTIES COULD ADVERSELY AFFECT ITS BUSINESS.

      ZDNet relies on certain technology licensed from third parties such as Vignette's Storyserver, Thunderstone's Texis Search Engine and Netscape's Web Server Software for use in operating and managing its Internet sites and providing related services to users and advertisers. ZDNet's ability to generate revenue from Internet commerce may also depend on data encryption and authentication technologies that it may be required to license from third parties. We cannot assure you that such technology licenses will be available at all, that they will be available on reasonable commercial terms or that they will operate as intended.

ZDNET'S COMPETITIVE POSITION DEPENDS ON ITS ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

      ZDNet's failure to attract and retain qualified personnel could diminish its competitive position. ZDNet's performance is substantially dependent on the continued services and performance of its senior executive officers and other key personnel. ZDNet does not have long-term employment agreements with any of its key personnel and maintains no "key person" life insurance policies. ZDNet's future success also depends on its ability to identify, attract, retain and motivate highly skilled editorial, technical, managerial, sales, marketing and customer service personnel. Competition for such persons is intense. We cannot assure you that ZDNet will be able to attract or retain such personnel.

ZDNET MAY NOT BE ABLE TO ADEQUATELY RESPOND TO TECHNOLOGICAL CHANGE.

      The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. ZDNet will be required to continually improve the performance, features and reliability of its network infrastructure and Internet sites, particularly in response to competition and changing customer demands. We cannot assure you that ZDNet will be successful in responding rapidly, cost-effectively or adequately to such developments.

ZDNET'S COMPETITION IS INTENSE AND IS EXPECTED TO INCREASE SIGNIFICANTLY.

      We cannot assure you that ZDNet will be able to maintain its competitive position. Competition among Internet content providers is intense and is expected to increase significantly in the future. The market for Internet content sites is rapidly evolving and barriers to entry are low, enabling newcomers to launch competitive sites at relatively low cost. Moreover, increased competition could result in price reductions, reduced margins or loss of market share, any of which could have an effect on our future revenue and profits.

      We believe ZDNet competes most directly with Web sites specializing in broad-based technology information. These include c/net, CMP, Internet.com and IDG. ZDNet also generally competes for users and advertisers with:

      o Internet portals and search sites that help users access information rather than create original content and are not specifically focused on technology related information, such as Excite, Infoseek, Lycos and Yahoo!,

      o   general news sites, such as those provided by CNN and ABC,

      o general purpose online service providers, such as America Online and MSN,

      o browser/software companies offering information services, such as Microsoft and Netscape, and

      o   large general-interest sites.

      In addition, ZDNet competes with traditional media content businesses such as newspapers, magazines, radio and television. In order to compete successfully and attract users, advertisers and strategic partners, ZDNet must continue to provide high quality, engaging content in a timely and cost-effective manner.

TO REMAIN COMPETITIVE, ZDNET MUST CONSTANTLY EXPAND AND DEVELOP NEW CONTENT AREAS AND SERVICES. THIS IS INHERENTLY RISKY AND EXPENSIVE.

      ZDNet's future success may depend in part on its ability to continue expanding its Internet sites to include new subject matters and services. Costs related to developing new content areas and services are expensed as they are incurred while revenue related to these new content areas and services typically builds over time. Accordingly, ZDNet's profitability from year to year may be adversely affected by the number and timing of new launches. In addition, we cannot assure you that any new areas or services will be developed in a timely or cost-effective manner or that they will be successful.

ZD NET HAS LAUNCHED AN EXPENSIVE ADVERTISING CAMPAIGN THAT MAY OR MAY NOT BE EFFECTIVE.

      On December 25, 1999, ZDNet launched a 15-month, $25 million consumer advertising campaign. This campaign is ZDNet's first major attempt at offline consumer advertising. The campaign will initially run on network and cable television, in mainstream and technology-focused print publications and in key online and outdoor positions. We cannot assure you that this campaign, or any other advertising campaign we may launch in the future, will be effective. In addition, to remain competitive, ZDNet may need to spend significantly more money on advertising in the future and such additional costs could adversely affect ZDNet's profits.

WE CANNOT ASSURE YOU THAT ZDNET WILL CONTINUE TO DEVELOP THE ZDNET BRAND.

      We cannot assure you that ZDNet will be able to continue to develop its brand. ZDNet believes brand identity is important to attracting and expanding its user base, Internet traffic and advertising and commerce relationships. ZDNet believes the significance of brand recognition will intensify as the number of Internet sites increases.

ANY CAPACITY CONSTRAINTS OR SYSTEM DISRUPTIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON ZDNET.

      The performance and reliability of ZDNet's Internet sites and network infrastructure are critical to its reputation and ability to attract and retain users, advertisers, merchants and strategic partners. Any system error or failure, or a sudden and significant increase in traffic, may result in the unavailability of sites and significantly delay response times. Individual, sustained or repeated occurrences could result in a loss of potential or existing users, advertisers or strategic partners. In addition, because ZDNet's advertising revenue is directly related to the number of advertisements it delivers to users, system interruptions or delays would reduce the number of impressions delivered and thereby reduce its revenue.

      ZDNet's systems and operations are vulnerable to interruption or malfunction due to certain events beyond its control, including natural disasters, telecommunications failures and computer hacking. ZDNet also relies on Web browsers and online service providers to provide Internet access to its sites. We cannot assure you that ZDNet will be able to expand its network infrastructure, either itself or through use of third-party hosting systems or service providers, on a timely basis sufficient to meet demand. ZDNet presently has only a limited amount of redundant facilities or systems, no formal disaster recovery plan and no sufficient business interruption insurance to compensate for losses that may occur. Any interruption to its systems or operations could have a material adverse effect on ZDNet's business and its ability to retain users, advertisers and strategic partners.

ZDNET'S NETWORKS MAY BE VULNERABLE TO SECURITY RISKS.

      ZDNet's networks may be vulnerable to denial-of-service attacks, unauthorized access, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in ZDNet's operations. ZDNet may be required to expend significant resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Although ZDNet intends to continue to implement industry-standard security measures, not all securities which are implemented may be the latest state of the art and such measures may be inadequate.

INCREASED GOVERNMENT REGULATION OF THE INTERNET COULD HAVE A MATERIAL ADVERSE EFFECT ON ZDNET.

      Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth, expose ZDNet and other online content providers to additional liabilities and increase the cost of doing business. This could have a material adverse effect on ZDNet's profits and liquidity. The increasing popularity and use of the Internet and other online services may lead to the adoption of new laws and regulations in the U.S. or elsewhere covering issues affecting ZDNet's business, such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions. For instance, the European Union's privacy regulations may limit the collection and use of certain user information.

ZDNET RELIES ON INTELLECTUAL PROPERTY RIGHTS WHICH MAY NOT BE ADEQUATELY PROTECTED UNDER CURRENT LAWS.

      To establish and protect its trademarks, service marks and other proprietary rights in its products and services, ZDNet relies on a combination of:

      o copyright, unfair competition, trademark, service mark and trade secret laws, and

      o confidentiality agreements with certain of its licensees and other third parties and confidentiality agreements and policies covering its employees.

      We cannot assure you that these measures will be adequate, that ZDNet will be able to secure registrations for all of its marks in the U.S. or internationally or that third parties will not infringe upon or misappropriate its proprietary rights. Any infringement or misappropriation, or litigation relating to intellectual property rights, may divert management's attention and ZDNet's funds to litigate such claims.

      Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related business are uncertain and evolving. In particular, new domain name registration and ownership priority procedures have recently been adopted which may make it more difficult for ZDNet to retain or obtain desirable domain names.

ZDNET MAY INCUR LIABILITY FOR ITS INTERNET CONTENT AND USER DATA.

      As a content provider, ZDNet may face potential liability for intellectual property infringement, defamation, indecency and other claims. In addition, ZDNet may incur liability for unauthorized duplication or distribution of third-party content or materials or for information collected from and about its users. We cannot assure you that third parties or users will not bring claims against ZDNet relating to proprietary rights or use of personal information. Although ZDNet seeks to obtain indemnification from strategic partners for any liability resulting from licensed content or linked sites, we cannot assure you that such indemnities will always be obtainable or adequate. ZDNet's general liability insurance may not cover or be adequate for potential claims of this type.

ZDNET MAY NOT BE ABLE TO ADEQUATELY MANAGE ITS GROWTH.

      ZDNet will need to effectively plan and manage its business to succeed in the rapidly evolving Internet industry. ZDNet continues to increase the scope of its operations and has grown its workforce substantially. As of December 31, 1998, ZDNet had a total of 316 employees and as of December 31, 1999, ZDNet had a total of 438 employees, a growth of 52.8%. This growth has placed, and future growth may place, a significant strain on ZDNet's resources. For example, we expect that the variety of advertising products available on ZDNet sites will expand, increasing demands on ZDNet's billing and collection systems and requiring additional resources to properly determine pricing and discounting structures. ZDNet expects that it will need to continue to improve its financial and management controls and reporting systems and procedures, and will need to continue to expand, train and manage its workforce.

ZDNET'S ACQUISITION AND INVESTMENT STRATEGY EXPOSES IT TO RISKS.

      ZDNet currently intends to continue acquisitions of and investments in new or complementary businesses, products, services or technologies. However, we cannot assure you that ZDNet will be able to identify suitable acquisition or investment candidates. Even if ZDNet does identify suitable candidates, we cannot assure you that ZDNet will be able to make such acquisitions or investments on reasonable commercial terms or successfully assimilate personnel, operations, products, services or technologies into its operations. This could disrupt ZDNet's ongoing business, distract ZDNet's management and employees, increase ZDNet's expenses, including amortization of goodwill, and materially and adversely affect ZDNet's profits and liquidity.

ZDNET INTENDS TO EXPAND ITS INTERNATIONAL OPERATIONS AND MAY ENCOUNTER A NUMBER OF PROBLEMS DOING SO. THERE ARE ALSO A NUMBER OF RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD ADVERSELY AFFECT ZDNET'S BUSINESS.

      EXPANSION OF INTERNATIONAL OPERATIONS. One component of ZDNet's growth strategy is to further expand into international markets. ZDNet's international operations are at an early stage of development and have an extremely limited operating history. In addition, the markets in which ZDNet has undertaken international expansion have technology and online industries that are less well developed than in the U.S.

      RISKS OF INTERNATIONAL OPERATIONS. There are certain risks inherent in doing business in international markets, such as the following:

      o   uncertainty of product acceptance by different cultures,

      o   unforeseen changes in regulatory requirements,

      o   difficulties in staffing and managing multinational operations,

      o   state-imposed restrictions on the repatriation of funds,

      o   currency fluctuations,

      o difficulties in finding appropriate foreign licensees or joint venture partners, and

      o   potentially adverse tax consequences.

      There is a risk that such factors will have an adverse effect on ZDNet's ability to successfully operate internationally and on its profits and liquidity.

THE INCLUSION OF COMPUTER SHOPPER IN OUR CONSOLIDATED RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE.

      We plan to include our Computer Shopper business in the assets that we will transfer to ZDNet in return for an increase in ZD's retained interest in ZDNet. Although we expect that the value of Computer Shopper will be immaterial in relation to the expected market capitalization of ZDNet Inc. after the restructuring, we also expect Computer Shopper to be highly material to the consolidated financial statements of ZDNet Inc. after the restructuring. Even though we plan to break out our online business as a separate segment from our Computer Shopper business for accounting purposes, it is possible that the market will not value our stock as highly as it would in the absence of Computer Shopper since, among other things, we expect that our consolidated revenues will grow at a substantially lower rate (or may even decline) as a result of including Computer Shopper in our consolidated results.

OUR HISTORICAL AND PRO FORMA FINANCIAL INFORMATION IS NOT PARTICULARLY RELEVANT TO OUR ACTUAL RESULTS.

      Our financial information included in our Proxy Statement, our 1999 Form 10-K and our Form 8-K/A does not reflect what the actual results of operations, financial position and cash flows would have been had Ziff-Davis existed and the restructuring been completed prior to the periods in question. In addition, the financial information is not necessarily indicative of our future results of operations, financial position and cash flows.

WE ARE CONTROLLED BY OUR PRINCIPAL STOCKHOLDER. THIS CREATES POTENTIAL CONFLICTS OF INTEREST.

      SOFTBANK Corp. and its non-Ziff-Davis affiliates ("Softbank") currently own 71,620,000 shares of ZD stock and will, after the restructuring, own a majority of our outstanding shares of common stock. As a result, Softbank will be able to elect all the members of the board of directors. Softbank could also control those actions requiring the approval of the holders of a majority of the voting stock, including amendments to our charter and any business combinations. This concentration of ownership could prevent a change in control of ZDNet that might otherwise be beneficial to stockholders.

      We have entered into certain agreements with Softbank governing ongoing relationships. These agreements include certain licensing and management agreements relating to ZDNet. However, the agreements with Softbank do not preclude investments by venture capital funds managed by Softbank which invest in, among other things, computer and Internet-related companies. These funds may be able to co-invest with or compete with ZDNet with respect to new investments. In addition, Softbank may also develop new funds which may compete with ZDNet for investment opportunities. These agreements also prohibit ZDNet from competing with SOFTBANK Corp. in Japan without the prior approval of SOFTBANK Corp.'s board of directors and give Softbank the continuing right to license all of ZDNet's products and services in Japan. These arrangements and undertakings might be less favorable than arrangements negotiated at arm's length between unrelated parties.

WE HAVE SIGNIFICANT DEBT OBLIGATIONS AND MAY BE UNABLE TO OBTAIN ADDITIONAL FINANCING OR BE REQUIRED TO DIVERT FUNDS TO PAY DOWN PRINCIPAL AND INTEREST ON OUR DEBT.

      At April 20, 1999, the total debt of Ziff-Davis was approximately $220 million. Although we intend to retire all of this debt out of the proceeds of the planned recapitalization and spin off of ZD Events, we cannot assure you that we will be successful in doing so. If we cannot, the existence of this debt:

      o may impair our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes,

      o   may reduce the funds available to us for our operations,

      o may impair our ability to incur additional debt because of financial and other restrictive covenants, including those relating to the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets, and

      o may increase our vulnerability to adverse general economic conditions, including increases in interest rates.

      Our interim credit facility is secured, in part, by a first priority security interest in the capital stock of ZD Inc. and ZD Events Inc.

WE ARE A DEFENDANT IN SEVERAL LAWSUITS, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

      In connection with the initial public offering of our common stock on April 28, 1998, the repricing of certain stock options and a former joint venture between Softbank and certain third parties, we have been named as a defendant in several lawsuits. While we believe there are substantial defenses to all of the claims, we cannot assure you that we will prevail. Defense costs and/or settlement costs relating to these actions could be substantial, and the defense of these actions may divert management's attention and resources. If the plaintiffs prevail in these actions, any judgments awarded by the courts could have a material adverse effect on our liquidity. For more information regarding these lawsuits, see Note 18 to our consolidated financial statements included in our 1999 Form 10-K.

                                   -----------

      Our logo and certain of our Internet sites, publications, products and services referenced in this prospectus are our trademarks. Each trade name, trademark or service mark of any other company appearing in this prospectus is the property of its owner.

                       WHERE YOU CAN FIND MORE INFORMATION

THE REGISTRATION STATEMENT

      We have filed registration statements with the SEC under the Securities Act of 1933 that register the sale of the shares of ZDNet stock offered by the selling stockholders pursuant to this prspectus.

      The registration statements that we filed with the SEC, including the attached exhibits and schedules, contain additional relevant information about Ziff-Davis and the ZDNet stock. The SEC allows us to omit some information included in these registration statements from this document. You should read the registration statements in full in order to obtain this additional information.

FILINGS WITH THE SEC

      In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 on a regular basis. You may read and copy this information at the following locations of the SEC:

Public Reference Room       New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.      7 World Trade Center          Citicorp Center
Room 1024                   Suite 1300                    500 West Madison Street
Washington, D.C.  20549     New York, New York  10048     Suite 1400
                                                          Chicago, Illinois  60661-2511

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You can obtain more information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Ziff-Davis, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      You can also inspect reports, proxy statements and other information about Ziff-Davis at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

      THE SEC ALLOWS US TO "INCORPORATE BY REFERENCE" INFORMATION INTO THIS PROSPECTUS. THIS MEANS THAT WE CAN DISCLOSE IMPORTANT INFORMATION TO YOU BY REFERRING YOU TO ANOTHER DOCUMENT FILED SEPARATELY WITH THE SEC. This information incorporated by reference is a part of this prospectus, unless we provide you with different information in this prospectus.

      This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about Ziff-Davis and its financial condition.

ZIFF-DAVIS COMMISSION FILINGS (FILE NO. 1-14055)                   PERIOD COVERED OR DATE FILED
------------------------------------------------                   ----------------------------
The description of our restructuring contained in our Proxy        Filed pursuant to Section 14(a) of the Exchange Act on
Statement on Schedule 14A.                                         February 9, 2000.

Our Annual Report on Form 10-K.                                    Year ended December 31, 1999.

Current Reports on Form 8-K or 8-K/A.                              Filed April 14, 2000 and April 19, 2000.

The description of our ZDNet common stock contained in our         Filed pursuant to Section 12 of the Exchange Act on March 31,
Registration Statement on Form S-1 (File No. 333-69447) filed      1999, including any amendments or reports filed for the
under the Securities Act of 1933 and incorporated in our           purpose of updating such description.
Registration Statement on Form 8-A.

The description of our ZDNet common stock contained in our         Filed on August 4, 1999, containing the final in prospectus
Current Report on Form 8-K.                                        used connection with the initial public offering of the
                                                                   ZDNet stock (the "IPO Prospectus").

      Ziff-Davis also incorporates by reference additional documents that we may file with the SEC between the date of this prospectus and the date that the offering of the ZDNet stock is terminated. These documents include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, other Current Reports on Form 8-K and proxy statements.

      You can obtain any of the documents incorporated by reference in this document from us or from the SEC through the SEC's web site at the address above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus. You can obtain these documents from us by requesting them in writing or by telephone at the following address or number:

                                 Lauren Bonfield
                                 Ziff-Davis Inc.
                               28 East 28th Street
                            New York, New York 10016
                            Telephone: (212) 503-3500

OTHER INFORMATION

      We have not authorized anyone to give you any information about us or this offering that is different from what we tell you in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone gives you any other information about us, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to buy, the ZDNet shares offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

                            THE SELLING STOCKHOLDERS

      The selling stockholders named below may be offering their ZDNet shares from time to time. These selling stockholders acquired their shares in connection with:

      o   our acquisition Updates.com and SoftSeek, Inc.,
      o   our acquisition of Gamespot Inc.,
      o our acquisition of an equity interest in Ziff-Davis Richina Media LDC and
      o   our acquisition of substantially all of the assets of FerretSoft, LLC.

      We list below the number of ZDNet shares that each selling stockholder beneficially owns as of April [o], 2000 and the number of ZDNet shares that each selling stockholder may offer from time to time through this prospectus. Because a selling stockholders may not sell all of its ZDNet shares through this prospectus, we do not know the number it will own after this offering.

                                     ZDNET SHARES                ZDNET SHARES
                                     BENEFICIALLY OWNED          OFFERED BY
SELLING STOCKHOLDERS                 ON APRIL [O], 2000          THIS PROSPECTUS

Kirk P. Colvin                                 107,926                   57,137
10113 Granden Street NW,
Pickering, Ohio 43147

Russell Ray                                     53,962                   28,568
1556 North Telegraph,
Pontiac, MI 48340

Jack Wade Johnson,                              53,962                   28,568
3260 N. Heritage Way
Las Vegas, NV 89121

Paula Hall                                      53,962                   28,568
11 Kingsford Avenue
Chase Valley, 3202
Petermaritzburg, South Africa

Mike Kramer                                     53,962                   28,568
2830 Freedom Trail
Reynoldsburg, OH 43068

William Templeton                               80,969                   42,866
1667 I Whitney Circle
Pickerington, Ohio 43147

James Holderness                                80,969                   42,866
1667 East Whitney Circle
Pickerington, Ohio 43147

David Hall                                      25,564                   13,534
147 Mulberry Lane
Leslie Avenue
Magaliesig, Fourways, 2021
Johannesburg, South Africa

Marc Caminetsky                                 45,113                   23,883
18 Peregrine Road
Newton, MA 02459

Howard Marson                                   45,113                   23,883
26 Colgate Road
Needham, MA 02469

Harold Lund                                   [240,292]                [180,219]
4 Creek Road
Smithtown, NY 11787

Fred Kufner                                   [101,942]                 [76,457]
103 Laurel Drive
Smithtown, NY 11787

James Tyminski                                [240,292]                [180,219]
6 Quinzer Street
Nesconset, NY 11767

Paul Fitzpatrick                              [396,415]                [297,311]
9126 Sideroad 27
RR3
Orton, Ontario, Canada LON1N0

Rosanne Falvey                                [396,415]                [297,311]
9126 Sideroad 27
RR3
Orton, Ontario, Canada LON1N0

Alan Thomas                                   [198,208]                [148,656]
8500 Ridgewood Avenue,
Suite No. 501
Cape Canaveral, FL 32920

Jonathan Epstein                              [200,000]                 [60,000]
430 Noreiga Street
San Francisco, CA 94122

George Vincent Broady                         [200,000]                 [60,000]
4537 20th Street
San Francisco, CA 94114

Paul C. Deemer IV                             [200,000]                 [60,000]
25 Lucerne Street #2
San Francisco, CA 94103

Richina Media and Entertainment               [186,046]                [186,046]
    Limited
New Hua Lian Building, West
Block, Suite 8B
775 Huai Hai Zhang Road,
Shanghai 200020,
PRC

Total                                       [2,961,112]              [1,864,660]



                              PLAN OF DISTRIBUTION

METHODS OF DISTRIBUTION BY SELLING STOCKHOLDERS

      The selling stockholders have informed us that they propose to offer their ZDNet shares from time to time and in several different ways. For example, they may make sales:

      o   on the New York Stock Exchange,

      o on another stock exchange or interdealer quotation system on which ZDNet shares are quoted or listed at the time or

      o   through negotiated transactions.

      The selling stockholders may offer their ZDNet shares through or to brokers, dealers, agents or underwriters, who may receive compensation in the form of commissions, concessions or discounts from the selling stockholders or the purchasers or both.

      The selling stockholders may offer their shares at various prices, including:

      o   at prevailing market prices,

      o   at prices related to prevailing market prices or

      o   at negotiated prices.

PREPARATION OF AN ADDITIONAL PROSPECTUS

      If necessary, we will prepare another prospectus to describe the method of sale in greater detail. As of the date of this prospectus, we do not know of any arrangements by the selling stockholders to sell their shares, nor do we know which brokerage firms the selling stockholders may select to sell their shares. In addition, the selling stockholders may sell their shares without the aid of a registration statement if they follows SEC rules.

PARTIES THAT MAY BE DEEMED UNDERWRITERS

      The selling stockholders and any brokers, dealers or agents that participate in the distribution of the shares offered by this prospectus may be considered "underwriters." If the selling stockholders are considered underwriters, any profits on the sale of shares by them and any associated discounts or commissions may be considered underwriting compensation. In addition, if the selling stockholders are considered underwriters, the selling stockholders may be subject to liability for misstatements and omissions in the registration statement relating to this prospectus.

REGULATION OF SALES BY SELLING STOCKHOLDERS

      The selling stockholders and any other persons participating in sales or distributions of the shares offered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1933, which is the federal statute regulating sales of securities. Some SEC rules and regulations, including some limitations on activities during securities offerings and anti-fraud provisions, may limit when the selling stockholders, or any other persons, may sell or purchase the shares.

      In some jurisdictions, the securities laws require that the shares offered by this prospectus be offered or sold only through registered or licensed brokers or dealers. In addition, in some jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

INDEMNIFICATION

      Selling stockholders, underwriters, dealers and agents involved in the distribution of these shares may enter into agreements that would entitle them to indemnification by the specific selling stockholders against certain liabilities, including liabilities under the Securities Exchange Act of 1933. We may indemnify the selling stockholders against such liabilities.

EXPENSES

      We will not receive any part of the proceeds from the sale of the shares offered by this prospectus. We will bear all expenses we incur in registering the shares with the SEC. The selling stockholders will pay their own expenses, including brokerage commissions, personal legal and/or advisor fees or similar expenses, in offering and selling their shares.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sales of the shares offered by this prospectus, but we will bear some of the expenses. See "Plan of Distribution - Expenses" above for a description of the payment of expenses.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains statements that anticipate or plan for the future. These forward-looking statements include statements about our future business plans and strategies, financial condition and results of operations, and other statements that are not historical. These statements may be:

      o   made directly in this prospectus or

      o   "incorporated by reference" to other documents we file with the SEC.

      You can find many of these statements by looking for words like "believes," "expects," "anticipates" and "estimates" and for similar expressions. Because forward-looking statements involve assumptions and future risks and uncertainties, there are factors that could cause the actual results to differ materially from those expressed or implied. For example, the statements appearing under "Risk Factors" herein and other cautionary statements appearing in Management's Discussion and Analysis of Financial Condiiton and Resutls of Operations and elsewhere in our 1999 Form 10-K describe circumstances that could materially affect the accuracy of forward-looking statements.

      If there are any subsequent written or oral forward-looking statements made by us or any person acting onour behalf, they are qualified in total by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

      This prospectus also includes or incorporates by reference statistical data regarding the publishing, trade show and Internet industries. This data was obtained from industry publications and reports which we believe to be reliable sources. We have not independently verified such data nor sought the consent of any organizations to refer to their reports in this prospectus or documents incorporated by reference in this prospectus.

                            VALIDITY OF COMMON STOCK

      The validity of the shares of ZDNet stock being offered by this prospectus has been passed upon for Ziff-Davis by Sullivan & Cromwell.

                                     EXPERTS

      The following financial statements have been incorporated in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting:

      o the consolidated financial statements of Ziff-Davis Inc. and the combined financial statements of ZDNet (a division of Ziff-Davis Inc.) as of December 31, 1998 and 1999 and for the three years in the period ended December 31, 1999 appearing in our 1999 Form 10-K; and

      o the consolidated financial statements of Ziff-Davis Inc. and the combined financial statements of ZD (a division of Ziff-Davis Inc.) and ZDNet (a division of Ziff-Davis Inc.) as of December 31, 1997 and 1998 and for the three years in the period ended December 31, 1998 appearing in our Proxy Statement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the fees and expenses payable by the Registrant in connection with this offering, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee:

          Registration Statement Filing Fee.............................$  [o]
          Legal Fees and Expenses.......................................   [o]
          Accounting Fees and Expenses..................................   [o]
          Printing Costs................................................   [o]
          Miscellaneous Fees and Expenses...............................   [o]
                                                                        --------
                  Total.................................................$  [o]


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant or serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise if the person acted in good faith and in a manner the person reasonably believed was not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The statute provides that the indemnification is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.
Section 6.4 of the Registrant's By-laws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law and permits the Registrant to maintain insurance to protect against such expense, liability or loss, whether or not the Delaware General Corporation Law provides indemnification. In addition to the protection available under the Registrant's Amended and Restated Certificate of Incorporation, By-laws and insurance policies, the Registrant has entered into agreements with its outside directors to indemnify them to the fullest extent permitted by law against losses arising from any claim against them by reason of being or having been a director.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

ITEM 16.  EXHIBITS.

4.1 Specimen certificate representing Ziff-Davis Inc.'s ZDNet Stock, par value $0.01 per share. (Incorporated by reference to Ziff-Davis' Registration Statement on Form S-1) (File No. 333-69447)

5.1       Opinion of Sullivan & Cromwell.*

23.1      Consent of PricewaterhouseCoopers LLP.*

23.2      Consent of Sullivan & Cromwell.  (Included in Exhibit 5.1.)

24.1 Powers of Attorney. (Included in the signature pages of this Registration Statement.)


-------------

*   Filed herewith.


ITEM 17.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the "Securities Act");

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the "Securities Exchange Act") that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and may, therefore, be unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 24, 2000.

                                  Ziff-Davis Inc.

                                  By: /s/ J. Malcolm Morris
                                      --------------------------------------
                                      J. Malcolm Morris
                                      General Counsel and Senior Vice President


                               POWERS OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Malcolm Morris (General Counsel and Senior Vice President) and Lauren B. Bonfield (Assistant Secretary), acting individually, as his attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign the registration statement on Form S-3 of Ziff-Davis Inc., and any and all amendments thereto under the Securities Act of 1933, including any and all pre-effective and post-effective amendments, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and hereby ratifies, approves and confirms all that his said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

         SIGNATURE                                      TITLE
         ---------                                      -----


   /s/ Eric Hippeau
-----------------------------
       Eric Hippeau                 Chairman, Chief Executive Officer, Director
                                            (Principal Executive Officer)


   /s/ Mark D. Moyer
-----------------------------
       Mark D. Moyer                Vice President, Controller (Principal
                                      Financial and Accounting Officer)

-----------------------------
       Masayoshi Son                                Director


   /s/ Ronald D. Fisher
-----------------------------
       Ronald D. Fisher                             Director


   /s/ Jason E. Chudnofsky
-----------------------------
       Jason E. Chudnofsky                          Director


  /s/ Jonathan D. Lazarus
-----------------------------
      Jonathan D. Lazarus                           Director


  /s/ Jerry Yang
-----------------------------
      Jerry Yang                                    Director



-----------------------------
      Daniel L. Rosensweig                          Director


Dated: April 24, 2000

                                  EXHIBIT INDEX

EXHIBIT NO.     DESCRIPTION                                       LOCATION
-----------     -----------                                       --------
4.1             Specimen certificate representing Ziff-Davis      Incorporated by reference to Ziff Davis'
                Inc.'s ZDNet Stock, par value $0.01 per share.    Registration Statement on Form S-1) (File
                                                                  No. 333-69447).

5.1             Opinion of Sullivan & Cromwell.                   Filed herewith.

23.1            Consent of PricewaterhouseCoopers LLP.            Filed herewith.

23.2            Consent of Sullivan & Cromwell.                   Included in Exhibit 5.1.

24.1            Powers of Attorney.                               Included in the signature pages of this Registration
                                                                  Statement